As filed with the Securities and Exchange Commission on September 15, 2006

Registration No. 333-136848

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prosperity Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-2331986
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

David Zalman

Chairman of the Board and

Chief Executive Officer

Prosperity Bancshares, Inc.

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Charlotte M. Rasche

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Phone: (713) 221-1576

Facsimile: (713) 221-2165

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2006

PRELIMINARY PROSPECTUS

1,634,721 SHARES

COMMON STOCK

This prospectus relates to the sale from time to time of an aggregate of 1,634,721 shares of our common stock held by the selling shareholders named in this prospectus. The shares are held by Ned S. Holmes, one of our directors, and certain of his affiliates and family members, and unless otherwise indicated, were originally issued by us in connection with our acquisition of Commercial Bancshares, Inc. in February 2001.

We will not receive any of the proceeds from the sale of these shares of common stock, but will incur expenses in connection with the registration of these shares of common stock.

The selling shareholders may from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on the Nasdaq Global Market or any national security exchanges on which our common stock is then traded, in the over-the-counter market, or in negotiated transactions. See “Plan of Distribution” on page 10. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “PRSP.” The last reported sale price on September 14, 2006 was $34.15 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities of Prosperity that are being offered through this document are not savings or deposit accounts or other obligations of its bank subsidiary, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

The date of this prospectus is                     , 2006

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the common stock. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “Prosperity,” “we,” “us” and “our” refer to Prosperity Bancshares, Inc. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to “Prosperity Bank” in this prospectus, we are referring to Prosperity Bank, a Texas banking association.

i

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING INFORMATION

Certain of the statements and disclosures in this prospectus, in any prospectus summary and in other documents incorporated by reference into this prospectus that are not historical facts are forward-looking statements made pursuant to the provisions of, and in reliance on, the safe harbor under the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “may,” “will,” “should,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or performance and are subject to risks, uncertainties and other factors, some of which are beyond our control. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	changes in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

•	changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

•	changes in local economic and business conditions which adversely affect our customers and their ability to transact profitable business with the company, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral;

•	increased competition for deposits and loans adversely affecting rates and terms;

•	the timing, impact and other uncertainties of future acquisitions, including our ability to identify suitable future acquisition candidates, the success or failure in the integration of their operations, and the ability to enter new markets successfully and capitalize on growth opportunities;

•	increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for credit losses;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

•	our ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

•	changes in statutes and government regulations or their interpretations applicable to financial holding companies and our present and future banking and other subsidiaries, including changes in tax requirements and tax rates;

•	acts of terrorism, an outbreak of hostilities or other international or domestic calamities, weather or other acts of God and other matters beyond our control; and

•	other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, may proceed rapidly and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this prospectus or the date of the applicable document incorporated by reference into this prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT PROSPERITY BANCSHARES, INC.

Prosperity is a Texas corporation and registered financial holding company and bank holding company that derives substantially all of our revenues and income from the operation of our bank subsidiary, Prosperity Bank. The bank provides a broad line of financial products and services to small and medium-sized businesses and consumers. As of June 30, 2006, the bank operated eighty-eight (88) full-service banking locations, with thirty-eight (38) in the Greater Houston Consolidated Metropolitan Statistical Area (“CMSA”), fifteen (15) in the Corpus Christi, Texas area, five (5) in the Austin, Texas area, two (2) in the east Texas area, eleven (11) in the Dallas area and seventeen (17) in fifteen contiguous counties situated south and southwest of Houston and extending into South Texas. The Greater Houston CMSA consists of Austin, Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery, San Jacinto and Waller counties.

We were formed in 1983 and have grown through a combination of internal growth, the acquisition of community banks, branches of banks and the opening of new banking centers. As of June 30, 2006, we had, on a consolidated basis, total assets of $4.532 billion, total loans of $2.205 billion, total deposits of $3.640 billion and shareholders’ equity of $635.4 million. Our headquarters are located at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 and our telephone number is (713) 693-9300.

RISK FACTORS

An investment in our common stock involves a number of risks. We describe below the material risks and uncertainties that we believe affect our business and an investment in the common stock. You should carefully consider all of the risks and uncertainties described below and all other information included in or incorporated by reference into this prospectus. If any of those risks or uncertainties occur, our financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Associated with our Business

If we are not able to continue our historical levels of growth, we may not be able to maintain our historical earnings trends.

To achieve our past levels of growth, we have initiated internal growth programs and completed numerous acquisitions. We may not be able to sustain our historical rate of growth or may not be able to grow at all. In addition, we may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, we may be unable to attract and retain experienced bankers, which could adversely affect our internal growth. If we are not able to continue our historical levels of growth, we may not be able to maintain our historical earnings trends.

If we are unable to manage our growth effectively, our operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage our growth and maintain adequate information and reporting systems within our organization, we must identify, hire and retain additional qualified employees.

If we do not manage our growth effectively, our business, financial condition, results of operations and future prospects could be negatively affected, and we may not be able to continue to implement our business strategy and successfully conduct our operations.

If we are unable to identify and acquire other financial institutions and successfully integrate our acquired businesses, our business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and we may be unable to find acquisition candidates in the future that fit our acquisition and growth strategy. To the extent that we are unable to find suitable acquisition candidates, an important component of our growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect our organization. We may not be able to complete future acquisitions and, if completed, we may not be able to successfully integrate the operations, management, products and services of the entities that we acquire and eliminate redundancies. The integration process may also require significant time and attention from our management that they would otherwise direct at servicing existing business and developing new business. Our failure to successfully integrate the entities we acquire into our existing operations may increase our operating costs significantly and adversely affect our business and earnings.

Our business is subject to interest rate risk and fluctuations in interest rates may adversely affect our earnings and capital levels.

The majority of our assets are monetary in nature and, as a result, we are subject to significant risk from changes in interest rates. Changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities. Our earnings are significantly dependent on our net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on our net interest income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Our profitability depends significantly on local economic conditions.

Our success depends primarily on the general economic conditions of the geographic markets in which we operate. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the central, north central, south central and south areas of Texas. The local economic conditions in these areas have a significant impact on our commercial, real estate, construction and consumer loans, the ability of our borrowers to repay their loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and negatively affect our financial results.

Our allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect our earnings.

As a lender, we are exposed to the risk that our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. We may experience significant loan losses which could have a material adverse effect on our operating results and financial condition. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the diversification by industry of our commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of our loan portfolio, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and the evaluation of our loan portfolio through our internal loan review process and other relevant factors.

We maintain an allowance for credit losses in an attempt to cover credit losses inherent in our loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than we have experienced to date. In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to the allowance would materially decrease net income.

In addition, federal and state regulators periodically review our allowance for credit losses and may require us to increase our provision for credit losses or recognize further charge-offs, based on judgments different than those of our management. Any increase in our allowance for credit losses or charge-offs as required by these regulatory agencies could have an adverse effect on our operating results and financial condition.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact the southeast Texas area or the other markets in which we operate, our results of operations and financial condition may be negatively affected.

An interruption in or breach in security of our information systems may result in a loss of customer business.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposits, servicing or loan origination systems. Such interruptions may occur and may not be adequately addressed by us. The occurrence of any failures or interruptions could result in a loss of customer business and have a negative effect on our results of operations and financial condition.

Our business is dependent on technology and our inability to invest in technological improvements may adversely affect our results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology driven products and services or be successful in marketing these products and services to our customers which may negatively affect our results of operations and financial condition.

We operate in a highly regulated environment and, as a result, are subject to extensive regulation and supervision that could adversely affect our financial performance, and we may be adversely affected by changes in federal and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our operations and our subsidiary bank and their operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, or the powers, authority and operations of the bank, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on us.

Risks Associated with an Investment in our Common Stock

Our corporate organizational documents and the provisions of Texas law to which we are subject may delay or prevent a change in control of us that you may favor.

Our amended and restated articles of incorporation and amended and restated bylaws contain various provisions that either alone or in combination with the provisions of Texas law described below, may delay, discourage or prevent an attempted acquisition or change of control of the company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered, three year terms;

•	a provision that any special meeting of our shareholders may be called only by the chairman of the board, the chief executive officer, the president, a majority of the board of directors or the holders of at least 50% of our shares entitled to vote at the meeting;

•	a provision granting the board of directors authority to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock, and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring a controlling interest in us;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders;

•	a provision that denies shareholders the right to amend our bylaws; and

•	provisions of Texas law, which we did not opt out of in our articles of incorporation, that restrict business combinations with “interested shareholders” and provide that directors serving on a classified board or directors, such as ours, may be removed only for cause.

Any or all of these provisions could discourage a third party from acquiring a controlling interest in us or other business combination transactions that might otherwise result in our shareholders receiving a premium over the then current market price of our common stock.

The holders of our junior subordinated debentures have rights that are senior to those of our shareholders.

As of June 30, 2006, we had $100.5 million in junior subordinated debentures outstanding that were issued to our subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from us using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of our common stock. We have the right to defer distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of our common stock.

Risks Related to Our Acquisition of Texas United Bancshares, Inc.

There may be undiscovered risks or losses associated with the Texas United acquisition.

As a result of the pending acquisition of Texas United, we will acquire all of the assets and liabilities of Texas United, including, without limitation, its loan portfolio. We have not previously owned or operated Texas United and we do not have any detailed working experience related to its business and operations. There may be instances when we, under our normal operating procedures, may find after the acquisition, that there may be additional losses or undisclosed liabilities with respect to the assets and liabilities of Texas United, and, with respect to its loan portfolio, that the ability of a borrower to repay a loan may have become impaired, the quality of the value of the collateral securing a loan may fall below our standards or the allowance for credit losses may not be adequate. One or more of these factors might cause us to have additional losses or liabilities, additional loan charge-offs or increases in allowances for credit losses, which could have a negative impact upon our future income.

We may not be able to successfully consummate the acquisition of Texas United. Even if the acquisition is consummated, we may not be able to integrate Texas United’s operations with our business efficiently.

While we have entered into a definitive agreement to acquire all of the capital stock of Texas United, there are a number of conditions to completing the acquisition, including regulatory approval and the approval of our shareholders and the shareholders of Texas United, and there can be no assurance that those conditions will be satisfied. Even if the acquisition is consummated, it will create risks associated with the integration of Texas United’s operations with our operations, including, without limitation, the loss of key employees and customers, the disruption of ongoing businesses and possible inconsistencies in standards, controls and procedures.

We may not realize the benefits from the Texas United acquisition that we anticipate, or we may not be able to integrate Texas United’s operations successfully. If we fail to integrate the operations of Texas United efficiently, it could have a material adverse effect on our business, financial condition, results of operation and future prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders. The selling shareholders will pay brokerage fees, selling commissions and underwriting discounts, if any, incurred in connection with disposing of the shares pursuant to this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. The selling shareholders will receive all of the proceeds from the sale of any shares of common stock offered hereby. We estimate that the registration expenses that we will bear will be approximately $37,762.00.

SELLING SHAREHOLDERS

In connection with our acquisition of Commercial Bancshares, Inc. (“Commercial”) on February 23, 2001, we issued shares of our common stock to Ned S. Holmes and certain of his affiliates and family members. Pursuant to the merger agreement entered into between us and Commercial, we granted Mr. Holmes the right to request that we register with the Securities and Exchange Commission the resale of the shares of our common stock which were issued to him in connection with the merger and over which he had voting or investment control at the effective time of the merger. We further agreed to maintain the effectiveness of such registration statement for a period of two (2) years. Since February 23, 2001, Mr. Holmes and his affiliates have sold, donated or otherwise disposed of some of the shares of our common stock they received. We have also agreed to register shares of our common stock held by certain of his affiliates and family members over which Mr. Holmes did not have voting or investment control at the effective time of the merger. Accordingly, we are registering 1,634,721 shares pursuant to this registration statement.

We do not know when or in what amounts the selling shareholders may offer shares of common stock for sale. The selling shareholders may elect not to sell any of the shares offered by them pursuant to this prospectus or may elect to sell all of the shares offered by them pursuant to this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling shareholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. The offered shares represent approximately 4.99% of the total number of shares of our common stock outstanding as of September 1, 2006.

Although the selling shareholders may offer for sale from time to time all or a portion of the shares pursuant to this prospectus, or an amendment or supplement hereto, the tabular information below assumes that all of the shares registered will be offered and sold by the selling shareholders. In addition, the selling shareholders identified in the table may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided us with information regarding their shares in transactions exempt from the registration requirements of the Securities Act. To our knowledge, unless otherwise noted below, none of the selling shareholders has, within the past three years, held any position or office or had any material relationship with us other than solely in their capacity as shareholders. Information concerning the selling shareholders may change from time to time and, to the extent required by applicable law, will be set forth in prospectus supplements or post-effective amendments.

For information on the procedure for sales by selling shareholders, see “Plan of Distribution” on page 10.

Based solely upon information furnished to us, the table below sets forth certain information about the beneficial ownership of each shareholder that may be selling shares of our common stock in this offering, including the percentage of total voting power, as of September 1, 2006.

	Shares Beneficially Owned Prior to Offering			Maximum Number of Shares That May Be Sold		Shares Beneficially Owned After Offering
Name of Beneficial Owner (1)	Number		Percent			Number(2)	Percent
Ned S. Holmes (3)	524,105	(4)	1.60%	524,105	(4)	0	*
HF Properties, Ltd. (5)	370,070		1.13	370,070		0	*
Ned S. Holmes Profit Sharing Plan	184,004		*	184,004		0	*
The Sherrill S. Holmes Trust For the Benefit of Allison Spradley Holmes (6)	27,500		*	27,500		0	*
The Sherrill S. Holmes Trust For the Benefit of Erin Elizabeth Holmes (6)	27,500		*	27,500		0	*
The Delia Wolf Johnson Exempt Trust (6)	2,480		*	2,480		0	*
The William Lynn Wolf, Jr. Exempt Trust (6)	2,480		*	2,480		0	*
The Downie 1998 Children’s Trust (6)	7,065		*	7,065		0	*
Allison Spradley Holmes	57,970		*	57,970		0	*
Erin Elizabeth Holmes	44,480		*	44,480		0	*
Berkeley Holmes Downie	23,035		*	23,035		0	*
Ned S. Holmes, Jr. (7)	120,030		*	120,030		0	*
The Ned S. Holmes 1997 Grandchildren’s Trust	7,750		*	7,750		0	*
The Ned S. Holmes Children’s Trust for the Benefit of Allison Spradley Holmes	67,103		*	67,103		0	*
The Ned S. Holmes Children’s Trust for the Benefit of Erin Elizabeth Holmes	67,103		*	67,103		0	*
The Ned S. Holmes Children’s Trust for the Benefit of Berkeley Holmes Downie	102,046		*	102,046		0	*

*	Represents beneficial ownership of less than 1.0%.

(1)	The names of the selling shareholders and the number of securities held by each of the selling shareholders may be amended subsequent to the date of this prospectus pursuant to Rule 424(b) of the Securities Act.

(2)	The amounts listed in this column assume that the selling shareholders will sell the maximum number of shares of common stock that may be sold in this offering.

(3)	Ned S. Holmes is a director of Prosperity and Prosperity Bank.

(4)	Includes 1,000 shares of common stock received pursuant to the grant of restricted stock awards by Prosperity.

(5)	HF Properties, Ltd. is a limited partnership of which Ned S. Holmes is the managing partner.

(6)	Ned S. Holmes serves as trustee for such trust.

(7)	Ned S. Holmes, Jr. is a director of Prosperity Bank.

PLAN OF DISTRIBUTION

We are registering 1,634,721 shares of our common stock to be sold from time to time by the selling shareholders pursuant to registration rights that we originally granted to Ned S. Holmes and certain of his affiliates and family members in connection with the acquisition of Commercial which was consummated on February 23, 2001 under the merger agreement dated as of November 8, 2000 by and between Prosperity and Commercial described under “Selling Shareholders.”

The selling shareholders may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

The term “selling shareholder” includes donees, pledges, assignees, transferees or other successors-in- interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, assignment, partnership distribution or other transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares of common stock covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•	on the Nasdaq Global Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in option transactions;

•	over the internet; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for his account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which a broker-dealer solicits purchasers.

In addition, the selling shareholders may sell any shares covered by this prospectus in private transactions or pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus.

In connection with the sale of shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated.

In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the shares covered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out their short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling shareholders may also from time to time pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholder, the broker may offer and sell such pledged shares of common stock from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed and will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

We have informed the selling shareholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of shares in the market and to the activities of the selling shareholders and their respective affiliates. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders.

We have agreed to pay all expenses incident to the offering and sale of the shares covered by this prospectus, other than commissions, discounts and fees of underwriters, broker-dealers or agents, and have agreed to indemnify the selling shareholders, their controlling persons and their respective officers, directors, partners, employees, representatives and agents against certain losses, claims, damages, actions, expenses and other liabilities arising under the securities laws in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus has been passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address provided above or on the SEC’s web site.

The SEC allows us to “incorporate by reference,” which means that we can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information we included in this prospectus. This prospectus incorporates by reference the documents listed below that have previously been filed with the SEC which contain important information about us:

•	The description of our common stock, par value $1.00 per share, that is contained in our Registration Statement on Form 8-A dated November 10, 1998;

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

•	Current Report on Form 8-K filed on March 9, 2006;

•	Current Report on Form 8-K filed on April 6, 2006;

•	Current Report on Form 8-K filed on April 20, 2006;

•	Current Report on Form 8-K filed on July 19, 2006 (except for Item 7.01 and Exhibit 99.2, which were furnished to the SEC); and

•	Current Report on Form 8-K filed on August 15, 2006.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished on Form 8-K under Items 2.02 and 7.01) after the date of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request, we will provide you, without charge, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Investor Relations

Telephone: (713) 693-9300

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred by Prosperity in connection with the issuance and distribution of the common stock being registered. All amounts except the SEC registration fee are estimated.

SEC registration fee	$6,262.00
Printing expenses	5,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,500.00

Total	$37,762.00

ITEM 15.	Indemnification of Directors and Officers.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the “TBCA”). Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interests; and/or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

ITEM 16.	Exhibits.

Exhibit Number		Description of Exhibit
2.1		Agreement and Plan of Reorganization by and between the Prosperity Bancshares, Inc and Commercial Bancshares, Inc. dated November 8, 2000 (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-52342))

4.1		Specimen of certificate representing shares of Prosperity common stock (incorporated herein by reference to Exhibit 4.1 to Prosperity’s Registration Statement on Form S-1 (File No. 333-63267))

5.1	*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered

23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Prosperity

23.2	*	Consent of Bracewell & Giuliani LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	*	Powers of Attorney of the Directors and Officers of Prosperity

*	Previously filed.

ITEM 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) , (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 15, 2006.

PROSPERITY BANCSHARES, INC.

By:	/S/ DAVID ZALMAN
Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that in connection with the proposed registration under the Securities Act of 1933, as amended (the “Securities Act”), by Prosperity Bancshares, Inc., a Texas corporation (the “Company”), of shares of its common stock, par value $1.00 per share, the undersigned hereby makes, constitutes and appoints David Zalman and James D. Rollins III, and each of them severally, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and on the undersigned’s behalf and in the undersigned’s name, place and stead, in any and all capacities (until revoked in writing), to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ DAVID ZALMAN David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	September 15, 2006

/S/ DAVID HOLLAWAY David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	September 15, 2006

* James A. Bouligny	Director	September 15, 2006

* Charles A. Davis, Jr.	Director	September 15, 2006

* William H. Fagan, M.D.	Director	September 15, 2006

* Ned S. Holmes	Director	September 15, 2006

Signature	Title	Date

* Charles J. Howard, M.D.	Director	September 15, 2006

* D. Michael Hunter	Director	September 15, 2006

* S. Reed Morian	Director	September 15, 2006

* Perry Mueller, Jr., D.D.S.	Director	September 15, 2006

* Tracy T. Rudolph	Director	September 15, 2006

* Harrison Stafford II	Director	September 15, 2006

* Robert H. Steelhammer	Director	September 15, 2006

* H. E. Timanus, Jr.	Director	September 15, 2006

*	By David Zalman pursuant to a Power of Attorney executed by the directors listed above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/S/ DAVID ZALMAN
David Zalman Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
2.1		Agreement and Plan of Reorganization by and between the Prosperity Bancshares, Inc and Commercial Bancshares, Inc. dated November 8, 2000 (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-52342))

4.1		Specimen of certificate representing shares of Prosperity common stock (incorporated herein by reference to Exhibit 4.1 to Prosperity’s Registration Statement on Form S-1 (File No. 333-63267))

5.1	*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered

23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Prosperity

23.2	*	Consent of Bracewell & Giuliani LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	*	Powers of Attorney of the Directors and Officers of Prosperity (included on the signature page of this Form S-3)

*	Previously filed